Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8, No. 333-00000) pertaining to the 2006 Equity Incentive Plan of Cantel Medical Corp. (the “Company”) of our reports dated October 14, 2009, with respect to the consolidated financial statements and schedules included in its Annual Report (Form 10-K) for the year ended July 31, 2009, and the effectiveness of internal control over financial reporting of the Company filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, NJ
December 17, 2009